Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-            ) pertaining to the August 13, 2012 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies and the December 17, 2012 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies of our reports dated March 11, 2013, with respect to the consolidated financial statements of Alcatel Lucent and subsidiaries and the effectiveness of internal control over financial reporting of Alcatel Lucent and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Jean-François Ginies
Ernst & Young et Autres

Represented by	Jean-François Ginies

Paris-la-Defense, France
March 22, 2013